Exhibit 99.1

Argo Group Comments on Results for First Quarter 2021

HAMILTON, Bermuda – April 21, 2021 – Argo Group International Holdings, Ltd. (“Argo” or the “company”) (NYSE: ARGO), announced today that its results for the first quarter of 2021 will be adversely affected by estimated catastrophes losses of approximately $47 million.

Argo expects to report natural catastrophe losses of approximately $43 million in the first quarter, primarily related to Winter Storm Uri. Approximately half of natural catastrophe losses are attributable to International Operations, which includes losses related to Ariel Re that was sold during 2020. Argo further expects to report net losses of approximately $4 million due to the ongoing COVID-19 pandemic, primarily related to contingency exposures in Argo’s International Operations.

Argo’s loss estimates are pre-tax and net of reinsurance recoveries. The company’s actual losses may ultimately differ materially from estimated losses due to the nature of the risks assumed, the complexity of the assessment of damages and the number of reported claims received to date.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo and its insurance subsidiaries are rated “A-” by Standard & Poor’s. Argo’s insurance subsidiaries are rated “A-” by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.

Investors:	Media:
Brett Shirreffs	David Snowden
Head of Investor Relations	Senior Vice President, Group Communications
212-607-8830	210-321-2104
brett.shirreffs@argogroupus.com	david.snowden@argogroupus.com

1